Exhibit 99.1

OVERLAND STORAGE POSTS RECORD REVENUE AND NET INCOME

FOR FISCAL 2004 SECOND QUARTER AND FIRST SIX MONTHS

— Revenue up Nearly 50 Percent and Net Income up Almost Six-Fold for First Half —

SAN DIEGO – January 22, 2004 – Overland Storage, Inc. (NasdaqNM: OVRL) today reported record revenue and net income for its fiscal 2004 second quarter and six-month period.  Based on current trends, the company also raised guidance for the second half of fiscal 2004.

Revenue for the second fiscal quarter climbed 39 percent to $67.8 million compared with $48.6 million for the same period last year.  Net income for the fiscal 2004 second quarter more than doubled to $3.4 million compared with $1.5 million for the 2003 second quarter.  Net income per diluted share for the second quarter reached $0.24 compared with $0.13 a year earlier.  Pro forma net income for the second quarter of fiscal 2004, excluding the non-cash amortization resulting from the June 2003 acquisition of Okapi Software, Inc. that is charged to cost of goods sold, was $3.7 million, or $0.26 per diluted share.  Pro forma results are presented to provide a more complete view of the company’s financial results in light of the launch of new products during fiscal 2004 resulting from the acquisition of Okapi.  See “Non-GAAP Financial Measures” below.

Revenue for the six months increased nearly 50 percent to $124.3 million compared with $83.2 million last year.  Net income for the six months ended December 31, 2003, climbed sharply to $5.7 million, or $0.40 per diluted share compared with $967,000, or $0.08 per diluted share, for the same period a year earlier.   Pro forma net income for the six-month period of fiscal 2004 was $6.3 million, or $0.44 per diluted share.

“Overland’s performance for the second quarter was characterized by strong sales growth across all distribution channels.  Specifically, OEM sales were up 44 percent over the prior year, and our branded business posted a 34 percent gain over the second quarter of fiscal 2003,” said Christopher Calisi, president and chief executive officer.

He noted that revenue from the company’s major OEM customers grew significantly over the second quarter of 2003 due in large part to favorable comparisons with fiscal 2003, a period when its largest customer was finalizing a merger-related transition and Overland commenced shipping to its next largest customer mid-way through the quarter.  All of the company’s branded geographic sales regions posted double-digit revenue growth:  the Americas grew 28 percent, Europe rose 41 percent and Asia Pacific was up 30 percent.

Gross margin as a percent of sales for the quarter was 26 percent compared with 27 percent a year earlier.  The margin change resulted from a combination of a higher concentration of OEM business in the current quarter and the amortization for the Okapi acquisition charged to cost of goods sold.  Due principally to costs associated with new product launches, operating expenses rose 15 percent compared with the prior year quarter.  Expenses as a percent of sales, however, fell from 22 percent in the second quarter of 2003 to 18 percent in the same quarter of 2004.

On a pro forma basis, the company achieved record net income per share despite a greater than 20 percent increase in the number of shares used for the earnings per share calculation.  The primary components of the share increase were the 1.4 million new shares issued in conjunction with the company’s May 2003 private stock placement, additional new shares issued as partial consideration for the Okapi acquisition, and the accounting impact of a higher stock price during the quarter.

Significant improvements in the company’s balance sheet further characterized the quarter.  The cash balance increased by $5.4 million in the second quarter to $59.0 million.  This increase was achieved through strong cash flow from operations and from cash generated by the sale of stock to employees upon exercise of stock options.  Furthermore, the growth in cash was achieved after a complete payoff of the company’s bank debt.

“This was a great quarter for Overland as our core business performed extremely well, and our new products gained momentum.  Demand for our new REO disk-to-disk-to-tape products exceeded expectations with shipments for the quarter on plan, and an expanded backlog at quarter-end.  We are optimistic about the potential of REO in the coming quarters, bolstered by new product enhancements and the marketing support from a recently signed partnership agreement with a major backup software vendor,” Calisi said.

He highlighted the company’s recent first customer shipment of its new NEO 8000, a tape library capable of scaling from 100 to 500 cartridges.  Overland is now filling backlog orders developed over the past quarter.  “This product was designed to be extremely price competitive and offers an expanded feature set, meeting criteria requested by our VAR partners and end-user customers.  The NEO 8000 greatly expands Overland’s addressable market, and we are very optimistic about its market reception,” Calisi added.

Forward Guidance

Based on the strength of its second quarter results, the company has raised its guidance for the second half of fiscal 2004 and for the year as a whole.  The company now expects fiscal 2004 revenue to be approximately $250 million and diluted earnings per share to be $0.83 per share.  Pro forma results for the year are estimated to be $0.91 per diluted share.  Although optimistic about its new NEO 8000 and REO products, the company noted that it continues to include conservative revenue contributions from these products in its financial model.  Consistent with its normal seasonal pattern, the company expects its third fiscal quarter to be slower than its second and fourth quarters.  It expects revenue of approximately $62 million in the third fiscal quarter with diluted earnings per share of $0.21, and $0.23 on a pro forma basis.  Revenue in the fourth fiscal quarter is estimated at $64 million with diluted earnings per share of $0.23 and $0.25 on a pro forma basis.

Non-GAAP Financial Measures

To supplement the Consolidated Statement of Operations presented in accordance with GAAP, the company has included a Pro Forma Consolidated Statement of Operations that excludes the non-cash amortization of the $9.0 million intangible asset (including the gross-up effect related to deferred taxes) that arose from the June 2003 acquisition of Okapi.  The intangible is being amortized to cost of goods sold over five years, the estimated life of the acquired products.  Overland did not begin shipping the products gained from the acquisition until August 2003, and expects that sales of these products will grow sequentially during the four quarters of fiscal year 2004.  Because GAAP requires that the intangible asset be amortized at a minimum on a straight-line basis commencing immediately upon acquisition, the amortization in each of the first two quarters of fiscal year 2004 exceeded the revenue generated by the product, thereby resulting in a negative gross profit for the product line and a depression of the company’s overall gross margin.  During the product introduction ramp-up expected to occur throughout fiscal year 2004, management will evaluate the performance of this new product line excluding the amortization charge, and allocate resources based on such evaluation.  The company therefore believes that the pro forma results provide useful information to investors concerning Overland’s operating results, and permit a more meaningful comparison to historical financial results, which did not include amortization charges.  The company considered the capital costs of the acquisition when it modeled the expected benefits, and management expects that revenues from the product will increase by the end of fiscal year 2004 to a level sufficient to generate a more normalized product gross margin on a GAAP basis.  Accordingly, the company intends to discontinue reporting pro forma results beginning in fiscal 2005.  Reconciliations of GAAP net income to pro forma net income and GAAP to pro forma per share results are provided in a table immediately following the Pro Forma Consolidated Statements of Operations.  Although management believes the above non-GAAP financial measures enhance investors’ understanding of the company’s business and performance, these non-GAAP financial measures are inherently limited in that they exclude certain costs which are required to be included in a GAAP presentation, and do not therefore present the full measure of the company’s recorded costs against its revenues.  Accordingly, these pro forma results should be considered together with GAAP results, rather than as an alternative to GAAP basis financial measures.

About Overland Storage

Overland Storage provides world-class data storage management solutions designed to ensure business continuity.  Focused on backup and recovery, Overland delivers hardware and software solutions for midrange-computer environments.  These include NEO Series, the award winning automated storage libraries that set the standard for intelligent, automated and scalable storage and REO Series, the disk-based backup acceleration solutions.  Overland sells its products worldwide through leading OEMs, commercial distributors, storage integrators and value-added resellers.  For more information, visit Overland’s website at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “expects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include technology spending levels, unexpected shortages of critical components, rescheduling or cancellation of customer orders, loss of a major customer, the timing and market acceptance of new product introductions by the company, its competitors or its licensees, including the launch of the company’s new REO and NEO 8000 products, the timing and amount of licensing royalties, general competition and price pressures in the marketplace, the company’s ability to control costs and expenses and economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K for the most recently completed fiscal year. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series and NEO Series are trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing second quarter 2004 results and the outlook for the remainder of fiscal 2004 will be held beginning at 10:30 a.m. EDT, January 22, 2004, and will be posted at www.overlandstorage.com.  Please provide adequate time to log on.  Following the broadcast, the conference call will be archived for future access on Overland’s website.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

Email: vloforti@overlandstorage.com

858-571-5555

Cynthia A. Bond, Director of Corporate Communications

Email:  cbond@overlandstorage.com

858-571-5555

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- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
Net revenues	$67,750	$48,611	$124,319	$83,151
Cost of revenues	50,078	35,448	91,070	60,976
Gross profit	17,672	13,163	33,249	22,175

Operating expenses:
Sales and marketing	7,542	6,707	15,393	12,759
Research and development	1,973	1,729	3,783	3,423
General and administrative	2,969	2,375	5,551	4,526
Total expenses	12,484	10,811	24,727	20,708

Operating income	5,188	2,352	8,522	1,467
Interest income, net	113	26	209	94
Other income (loss), net	11	(51)	1	(85)
Income before income taxes	5,312	2,327	8,732	1,476
Income taxes	1,859	803	3,056	509
Net income	$3,453	$1,524	$5,676	$967

Earnings per share:
Basic	$0.26	$0.14	$0.43	$0.09
Diluted	$0.24	$0.13	$0.40	$0.08

Shares used in computing earnings per share:
Basic	13,309	11,049	13,141	11,037
Diluted	14,465	11,940	14,356	11,884

OVERLAND STORAGE, INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
Net revenues	$67,750	$48,611	$124,319	$83,151
Cost of revenues	49,629	35,448	90,172	60,976
Gross profit	18,121	13,163	34,147	22,175

Operating expenses:
Sales and marketing	7,542	6,707	15,393	12,759
Research and development	1,973	1,729	3,783	3,423
General and administrative	2,969	2,375	5,551	4,526
Total expenses	12,484	10,811	24,727	20,708

Operating income	5,637	2,352	9,420	1,467
Interest income, net	113	26	209	94
Other income (loss), net	11	(51)	1	(85)
Income before income taxes	5,761	2,327	9,630	1,476
Income taxes	2,016	803	3,370	509
Net income	$3,745	$1,524	$6,260	$967

Earnings per share:
Basic	$0.28	$0.14	$0.48	$0.09
Diluted	$0.26	$0.13	$0.44	$0.08

Shares used in computing earnings per share:
Basic	13,309	11,049	13,141	11,037
Diluted	14,465	11,940	14,356	11,884

A reconciliation between net income on a GAAP basis and pro forma net income is as follows:

GAAP net income	$3,453	$1,524	$5,676	$967
Amortization of purchased intangible assets	449	—	898	—
Income tax effect	(157)	—	(314)	—
Pro forma net income	$3,745	$1,524	$6,260	$967

A reconciliation between diluted earnings per share on a GAAP basis and pro forma diluted earnings per share is as follows:

GAAP net income	$0.24	$0.13	$0.40	$0.08
Amortization of purchased intangible assets	0.03	—	0.06	—
Income tax effect	(0.01)	—	(0.02)	—
Pro forma net income	$0.26	$0.13	$0.44	$0.08

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	December 31, 2003	June 30, 2003
	(unaudited)
ASSETS
Cash and equivalents	$59,022	$55,020
Accounts receivable, net	38,773	31,850
Inventories	18,829	19,262
Other current assets	7,829	6,812
Total current assets	124,453	112,944
Property, plant and equipment, net	7,961	8,171
Other assets	8,963	9,807
Total assets	$141,377	$130,922

LIABILITIES & EQUITY
Current liabilities	$31,559	$28,618
Long-term debt	—	3,026
Other long-term liabilities	6,560	6,014
Shareholders’ equity	103,258	93,264
Total liabilities and equity	$141,377	$130,922